                                                                  Exhibit 10.97

                                                                  EXECUTION COPY

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          DATED AS OF DECEMBER 9, 2005

                                      AMONG

                       PINNACLE WEST CAPITAL CORPORATION,

                  THE LENDERS FROM TIME TO TIME PARTIES HERETO,

                            JPMORGAN CHASE BANK, N.A.
                     (FORMERLY KNOWN AS JPMORGAN CHASE BANK)
                             AS ADMINISTRATIVE AGENT

                         UNION BANK OF CALIFORNIA, N.A.,
                              AS SYNDICATION AGENT

                                       AND

                CITIBANK, N.A., KEYBANK NATIONAL ASSOCIATION AND
                          MIZUHO CORPORATE BANK, LTD.,
                           AS CO-DOCUMENTATION AGENTS

                         J.P. MORGAN SECURITIES INC. AND
                         UNION BANK OF CALIFORNIA, N.A.
                    AS CO-LEAD ARRANGERS AND CO-BOOK RUNNERS

                               TABLE OF CONTENTS

ARTICLE I DEFINITIONS......................................................    1
   1.1.     Definitions....................................................    1
   1.2.     Plural Forms...................................................   11

ARTICLE II THE CREDITS.....................................................   12
   2.1.     Commitment.....................................................   12
   2.2.     Required Payments; Termination.................................   12
   2.3.     Ratable Loans..................................................   12
   2.4.     Types of Advances..............................................   12
   2.5.     Commitment Fee; Utilization Margin; LC Fee; Reductions in
            Aggregate Commitment...........................................   12
   2.6.     Minimum Amount of Each Advance.................................   13
   2.7.     Optional Principal Payments....................................   14
   2.8.     Method of Selecting Types and Interest Periods for New
            Advances..............................                            14
   2.9.     Conversion and Continuation of Outstanding Advances............   14
   2.10.    Changes in Interest Rate, etc..................................   15
   2.11.    Rates Applicable After Default.................................   15
   2.12.    Method of Payment..............................................   16
   2.13.    Noteless Agreement; Evidence of Indebtedness...................   16
   2.14.    Telephonic Notices.............................................   16
   2.15.    Interest Payment Dates; Interest and Fee Basis; Regulation D
            Compensation...................................................   17
   2.16.    Notification of Advances, Interest Rates, Prepayments and
            Commitment Reductions..........................................   18
   2.17.    Lending Installations..........................................   18
   2.18.    Non-Receipt of Funds by the Agent..............................   18
   2.19.    Replacement of Lender..........................................   18
   2.20.    Letters of Credit..............................................   19
   2.21.    Expansion Option...............................................   24
   2.22.    Extension of Facility Termination Date.........................   25

ARTICLE III YIELD PROTECTION; TAXES........................................   27
   3.1.     Yield Protection...............................................   27
   3.2.     Changes in Capital Adequacy Regulations........................   28
   3.3.     Availability of Types of Advances..............................   29
   3.4.     Funding Indemnification........................................   29
   3.5.     Taxes..........................................................   29
   3.6.     Lender Statements; Survival of Indemnity.......................   31

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
ARTICLE IV CONDITIONS PRECEDENT............................................   32
   4.1.     Effectiveness of Agreement.....................................   32
   4.2.     Each Credit Extension..........................................   33

ARTICLE V REPRESENTATIONS AND WARRANTIES...................................   34
   5.1.     Existence and Standing.........................................   34
   5.2.     Corporate and Governmental Authorization; No Contravention.....   34
   5.3.     Binding Effect.................................................   34
   5.4.     Financial Information..........................................   34
   5.5.     Litigation.....................................................   35
   5.6.     Compliance with ERISA..........................................   35
   5.7.     Environmental Matters..........................................   35
   5.8.     Taxes..........................................................   35
   5.9.     Material Subsidiaries..........................................   36
   5.10.    Not an Investment Company......................................   36
   5.11.    Public Utility Holding Company Act, Etc........................   36

ARTICLE VI COVENANTS.......................................................   36
   6.1.     Information....................................................   36
   6.2.     Maintenance of Property; Insurance.............................   38
   6.3.     Conduct of Business and Maintenance of Existence...............   39
   6.4.     Compliance with Laws...........................................   39
   6.5.     Pari Passu.....................................................   39
   6.6.     Ownership of APS...............................................   40
   6.7.     Consolidations, Mergers and Sales of Assets....................   40
   6.8.     Use of Proceeds................................................   40
   6.9.     Indebtedness...................................................   40
   6.10.    Inspection of Property, Books and Records......................   41

ARTICLE VII DEFAULTS.......................................................   41

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES................   42
   8.1.     Acceleration...................................................   43
   8.2.     Amendments.....................................................   43
   8.3.     Preservation of Rights.........................................   44

ARTICLE IX GENERAL PROVISIONS..............................................   44
   9.1.     Survival of Representations....................................   44
   9.2.     Governmental Regulation........................................   44
   9.3.     Headings.......................................................   44

   9.4.     Entire Agreement...............................................   44
   9.5.     Several Obligations; Benefits of this Agreement................   44
   9.6.     Expenses; Indemnification......................................   45
   9.7.     Numbers of Documents...........................................   46
   9.8.     Accounting Terms and Determinations............................   46
   9.9.     Severability of Provisions.....................................   46
   9.10.    Nonliability of Lenders........................................   46
   9.11.    Confidentiality................................................   46
   9.12.    Nonreliance....................................................   47
   9.13.    Disclosure.....................................................   47
   9.14.    USA Patriot Act Notification...................................   47
   9.15.    Relations Among Lenders........................................   47

ARTICLE X THE AGENT........................................................   48
   10.1.    Appointment; Nature of Relationship............................   48
   10.2.    Powers.........................................................   48
   10.3.    General Immunity...............................................   48
   10.4.    No Responsibility for Loans, Recitals, etc.....................   48
   10.5.    Action on Instructions of Lenders..............................   49
   10.6.    Employment of Agents and Counsel...............................   49
   10.7.    Reliance on Documents; Counsel.................................   49
   10.8.    Agent's Reimbursement and Indemnification......................   49
   10.9.    Notice of Default..............................................   50
   10.10.   Rights as a Lender.............................................   50
   10.11.   Lender Credit Decision.........................................   50
   10.12.   Successor Agent................................................   51
   10.13.   Agent and Arranger Fees........................................   51
   10.14.   Delegation to Affiliates.......................................   51
   10.15.   Co-Agents, Managing Agent, Documentation Agent, Syndication
            Agent, etc.....................................................   51

ARTICLE XI SETOFF; RATABLE PAYMENTS........................................   52
   11.1.    Setoff.........................................................   52
   11.2.    Ratable Payments...............................................   52

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS..............   52
   12.1.    Successors and Assigns.........................................   52
   12.2.    Participations.................................................   53
   12.3.    Assignments....................................................   54
   12.4.    Dissemination of Information...................................   55

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
   12.5.    Tax Treatment..................................................   55

ARTICLE XIII NOTICES.......................................................   55

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC
   EXECUTION...............................................................   56
   14.1.    Counterparts; Effectiveness....................................   56
   14.2.    Electronic Execution of Assignments............................   57

ARTICLE XV  CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL...   57
   15.1.    CHOICE OF LAW..................................................   57
   15.2.    CONSENT TO JURISDICTION........................................   57
   15.3.    WAIVER OF JURY TRIAL...........................................   58

                             SCHEDULES AND EXHIBITS

PRICING SCHEDULE
COMMITMENT SCHEDULE

SCHEDULE 2.20 EXISTING LETTERS OF CREDIT

EXHIBIT A   ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B   NOTE
EXHIBIT C   FORM OF INCREASING LENDER SUPPLEMENT
EXHIBIT D   FORM OF AUGMENTING LENDER SUPPLEMENT

                      AMENDED AND RESTATED CREDIT AGREEMENT

     This Agreement, dated as of December 9, 2005, is among Pinnacle West Capital Corporation, as Borrower, the Lenders, JPMorgan Chase Bank, N.A., as Agent, and the other agents party hereto. The parties hereto (i) agree to amend and restate the Existing Credit Agreement pursuant hereto, and in connection therewith, each Departing Lender has agreed to execute and deliver a Departing Lender Signature Page pursuant to which such Departing Lender shall cease to be a party to the Existing Credit Agreement, and (ii) further agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1. Definitions. As used in this Agreement:

     "Advance" means a borrowing hereunder consisting of the aggregate amount of several Loans, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

     "Agent" means JPMCB in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

     "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

     "Agreement" means this amended and restated credit agreement, as it may be amended, restated, supplemented or modified and in effect from time to time.

     "Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day plus (b) 1/2% per annum.

     "Applicable Commitment Fee Rate" means, at any time, the percentage rate per annum as set forth in the Pricing Schedule.

     "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

     "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

     "Applicable Utilization Margin" means, at any time, the percentage rate per annum at which utilization margins are accruing on the Aggregate Outstanding Credit Exposure at such time as set forth in the Pricing Schedule.

     "Approved Fund" means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

     "APS" means the Arizona Public Service Company, an Arizona corporation, and its successors.

     "Arrangers" means, collectively, J.P. Morgan Securities Inc., and its successors, and Union Bank of California, N.A., and its successors, in their capacity as Co-Lead Arrangers and Co-Book Runners.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Assuming Lender" has the meaning assigned to such term in Section 2.22.3.

     "Augmenting Lender" has the meaning assigned to such term in Section 2.21.

     "Authorized Officer" means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Treasurer, Controller, Chief Operating Officer, any Vice President or any Assistant Treasurer of the Borrower.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Borrower" means Pinnacle West Capital Corporation, an Arizona corporation, and its permitted successors and assigns (including, without limitation, a debtor in possession on its behalf).

     "Borrower's 2004 Form 10-K" means the Borrower's annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     "Borrower's Latest Form 10-Q" means the Borrower's quarterly report on Form 10-Q for the quarter ended September 30, 2005, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     "Borrower's SEC Reports" means the Borrower's 2004 Form 10-K; the Borrower's quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and the Borrower's current reports on Form 8-K as filed with the Securities and Exchange Commission on January 28, March 1, March 29, April 13, April 26, May 2, May 19, May 25, June 17, June 22, July 25, July 27, August 16, August 18, August 30, September 22, October 13, October 18, October 26, October 27, November 4, and December 6, 2005.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City and Phoenix, Arizona for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City and Phoenix for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

     "Capital Lease Obligations" means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person under generally accepted accounting principles and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

     "Change in Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of thirty percent (30%) or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (ii) the majority of the board of directors of the Borrower fails to consist of Continuing Directors (other than due to death or disability).

     "Closing Date" means October 19, 2004, the original effective date of the Existing Credit Agreement.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its name on the Commitment Schedule, as it may be modified as a result of any increase pursuant to Section 2.21, assignment that has become effective pursuant to Section 2.21, 2.22 or 12.3.3 or as otherwise modified from time to time pursuant to the terms hereof.

     "Commitment Schedule" means the Schedule identifying each Lender's Commitment attached hereto and identified as such, which Schedule may be modified from time to time after the Effective Date by the Agent (and the parties hereto hereby authorize the Agent to make such modifications) to reflect any assignment that has become effective pursuant to Section 12.3.3 or as otherwise modified from time to time pursuant to the terms hereof.

     "Confidential Information" means information that the Borrower furnishes to any party hereto designated as confidential in writing or that any such party obtains pursuant to its rights under Section 6.1.9 or 6.10, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a breach by any party hereto of its obligations hereunder, (b) was available to such party on a nonconfidential basis prior to its disclosure to such party by the Borrower or any of its Affiliates or (c) is or becomes available to such party from a source other than the Borrower or any of its Affiliates that is not, to the knowledge of such party after inquiry, acting in violation of a confidentiality agreement with the Borrower or any other Person.

     "Consenting Lender" has the meaning assigned to such term in Section
2.22.2.

     "Consolidated Capitalization" means the sum of (i) Consolidated Debt and
(ii) Consolidated Net Worth.

     "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of such date.

     "Consolidated Net Worth" means the sum of (i) the par value (or value stated on the books of the Borrower) of all classes of capital stock of the Borrower and its Subsidiaries, excluding the Borrower's capital stock owned by the Borrower and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (ii) the amount of the consolidated surplus, whether capital or earned, of the Borrower, determined in accordance with generally accepted accounting principles as of the end of the most recent calendar month (excluding (x) cumulative charges of up to $300 million to consolidated surplus resulting from, or in anticipation of, discontinuation of FASB 71, accounting for all or part of the business and (y) the effect on the Borrower's accumulated other comprehensive income/loss of the ongoing application of FASB 133).

     "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

     "Continuing Director" means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the date of this Agreement, or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

     "Conversion/Continuation Notice" is defined in Section 2.9.

     "Credit Extension" means the making of an Advance or the issuance of a Letter of Credit hereunder.

     "Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Letter of Credit.

     "Debt" means as to any Person at any date (without duplication): (i) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 180 days of the date incurred; (iii) all Debt secured by a lien on any asset of such Person, to the extent such Debt has been assumed by, or is a recourse obligation of, such Person; (iv) all Guarantees by such Person; (v) all Capital Lease Obligations of such Person; and (vi) the amount of all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments in support of Debt.

     "Default" means an event described in Article VII.

     "Departing Lender" means each lender under the Existing Credit Agreement that executes and delivers to the Agent a Departing Lender Signature Page.

     "Departing Lender Signature Page" means each signature page to this Agreement in which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Effective Date.

     "Derivative Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

     "Effective Date" means the date on which the conditions specified in
Section 4.1 are satisfied (or waived in accordance with Section 8.2).

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute and any rule or regulation issued thereunder.

     "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary are treated as a single employer under Section 414 of the Internal Revenue Code.

     "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Loan" means a Loan which, except as otherwise provided in
Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the LIBO Rate applicable to such Interest Period, plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

     "Excluded Taxes" means, in the case of each Lender, each Issuing Bank or applicable Lending Installation and the Agent, (A) taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the United States, (ii) any jurisdiction under the laws of which such Lender, such Issuing Bank or the Agent is incorporated, organized or doing business or (iii) any jurisdiction in which the Agent's, such Issuing Bank's or such Lender's principal executive office or such Lender's or Issuing Bank's applicable Lending Installation is located and (B) in the case of each Lender and Issuing Bank, any United States withholding tax imposed with respect to any payment by the Borrower pursuant to this Agreement, but only up to the rate (if any) at which United States withholding tax would apply to such payments to such Lender or Issuing Bank, or applicable Lending Installation, at the time such Lender or Issuing Bank, as applicable, first becomes a party to this Agreement.

     "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

     "Existing Credit Agreement" means that certain Credit Agreement, dated as of the Closing Date, by and among the Borrower, the lenders parties thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent, and the other agents party thereto, as the same has been amended, restated, supplemented or otherwise modified from time to time prior to the Effective Date.

     "Extension Date" has the meaning assigned to such term in Section 2.22.2.

     "Facility Termination Date" means December 9, 2010, subject to extension pursuant to Section 2.22, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan which, except as otherwise provided in
Section 2.11, bears interest at the Floating Rate.

     "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     "Guarantee" means as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by virtue of partnership arrangements, agreements to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hazardous Substances" means (i) any toxic, radioactive, caustic or otherwise hazardous substance, as defined by any applicable Environmental Law;
(ii) petroleum, its derivatives, by-products and other hydrocarbons; or (iii) any substance having any constituent elements displaying any of the foregoing characteristics, as defined by any applicable Environmental Law.

     "Increasing Lender" has the meaning assigned to such term in Section 2.21.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Issuing Bank" means JPMCB or any other Lender (with such Lender's consent) satisfactory to the Agent and the Borrower in its capacity as issuer of Letters of Credit hereunder.

     "JPMCB" means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

     "LC Disbursement" means a payment made by an Issuing Bank pursuant to a Letter of Credit.

     "LC Exposure" means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

     "LC Fee" is defined in Section 2.5.3.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective permitted successors and assigns.

     "Lending Installation" means, with respect to a Lender, an Issuing Bank or the Agent, the office, branch, subsidiary or affiliate of such Lender, Issuing Bank or the Agent listed on the administrative information sheets provided to the Agent in connection herewith or on the signature pages hereof or on a Schedule or otherwise selected by such Lender, Issuing Bank or the Agent pursuant to Section 2.17.

     "Letter of Credit" means any letter of credit issued pursuant to this Agreement, including, without limitation, each Letter of Credit deemed issued by JPMCB, as Issuing Bank, hereunder pursuant to Section 2.20.1(ii).

     "Letter of Credit Application" is defined in Section 2.20.1(i).

     "Letter of Credit Collateral Account" is defined in Section 2.20.10.

     "LIBO Rate" means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan" means, with respect to a Lender, such Lender's loan made pursuant to
Article II (or any conversion or continuation thereof).

     "Loan Documents" means this Agreement and any Notes issued pursuant to
Section 2.13.

     "Material Debt" means Debt (other than the Credit Extensions) of the Borrower and/or one or more of its Material Subsidiaries in an aggregate principal amount exceeding $25,000,000.

     "Material Derivative Obligations" means Derivative Obligations of the Borrower and/or one or more of its Material Subsidiaries with an aggregate mark-to-market termination amount exceeding $25,000,000.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

     "Material Subsidiary" means APS and each other Subsidiary of the Borrower (other than SunCor Development Company and any of its Subsidiaries) whose consolidated assets exceed 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries.

     "Modify" and "Modification" are defined in Section 2.20.1(i).

     "Moody's" means Moody's Investors Service, Inc., and any successor thereto.

     "Multiemployer Plan" means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     "Non-U.S. Lender" is defined in Section 3.5(iv).

     "Note" is defined in Section 2.13.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, any Issuing Bank, the Agent or any indemnified party arising under the Loan Documents.

     "Other Taxes" is defined in Section 3.5(ii).

     "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Applicable Percentage of the LC Exposure at such time.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each of March, June, September and December and the Facility Termination Date.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Pricing Schedule" means the Schedule attached hereto identified as such.

     "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     "Purchasers" is defined in Section 12.3.1.

     "PWEC" means Pinnacle West Energy Corporation, an Arizona corporation, and its successors.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reimbursement Obligations" means, at any time, the aggregate of all LC Disbursements and all other obligations of the Borrower then outstanding under
Section 2.20 to reimburse the applicable Issuing Bank for amounts paid by such Issuing Bank in respect of any one or more drawings under Letters of Credit issued by it, unless such obligation has become a Loan pursuant to the terms of this Agreement.

     "Required Lenders" means Lenders in the aggregate having more than 50% of the Aggregate Commitment at such time or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure at such time.

     "S&P" means Standard and Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

     "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

     "Syndication Agent" means Union Bank of California, N.A. and its successors and assigns.

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     1.2. Plural Forms. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II

                                   THE CREDITS

     2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and
(ii) participate in Letters of Credit issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Letter of Credit, such Lender's Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The Issuing Banks will issue Letters of Credit hereunder on the terms and conditions set forth in Section 2.20.

     2.2. Required Payments; Termination. The Outstanding Credit Exposure of each Lender and all other unpaid Obligations of the Borrower to such Lender (other than contingent indemnity obligations and other expense reimbursement obligations not then due and payable) shall be payable on the Facility Termination Date applicable to such Lender. In addition, in the event and on the occasion that the Aggregate Outstanding Credit Exposure as of any Extension Date exceeds the aggregate Commitments of all Consenting Lenders and Assuming Lenders with respect to such Extension Date, the Borrower shall prepay the Advances on such Extension Date in an aggregate amount equal to such excess, together with accrued interest thereon and any amounts otherwise due pursuant to Section 3.4 in respect thereof.

     2.3. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to their Applicable Percentages.

     2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

     2.5. Commitment Fee; Utilization Margin; LC Fee; Reductions in Aggregate Commitment.

          2.5.1 The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Commitment Fee Rate on the average daily unused amount of such Lender's Commitment from the date hereof to but excluding the date on which such Commitment terminates, payable in arrears on each Payment Date hereafter. For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the Outstanding Credit Exposure of such Lender.

          2.5.2 For each day from and after the date hereof to but not including the Facility Termination Date on which the Aggregate Outstanding Credit Exposure exceeds fifty percent (50%) of the Aggregate Commitment, the interest rate otherwise applicable to the Advances and the LC Fee, respectively, shall be increased by an amount equal to a utilization margin at a rate per annum equal to the Applicable Utilization Margin in effect from time to time, payable from the date hereof until the date on which this Agreement is terminated in full and the Aggregate Outstanding Credit Exposure has been paid in full pursuant to Section 2.2. Such utilization margin shall be payable in arrears on each Payment Date hereafter and on the date on which this Agreement is terminated in full and the Aggregate Outstanding Credit Exposure hereunder has been paid in full pursuant to Section 2.2.

          2.5.3 The Borrower agrees to pay (i) to the Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit (the "LC Fee"), which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at a per annum rate agreed upon between the Borrower and the applicable Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) related to Letters of Credit issued by it during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank's standard fees with respect to the issuance or Modification of any Letter of Credit issued by it or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on or before the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such accrued and unpaid fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable either on demand, if such termination is due to a Default arising under Section 7.1, 7.6 or 7.7, or otherwise within 3 days after demand. Any other fees payable to the Issuing Banks pursuant to this
     Section 2.5.3 shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          2.5.4 The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least three Business Days' prior written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees and utilization margin shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder and on the final date upon which the Aggregate Outstanding Credit Exposure is repaid hereunder.

     2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and, except as provided in Section 2.20.5, each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

     2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day's prior notice to the Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by
Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

     2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 1:30 p.m. (New York time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

     (i)  the Borrowing Date, which shall be a Business Day, of such Advance,

     (ii) the aggregate amount of such Advance,

     (iii) the Type of Advance selected, and

     (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

The Agent will promptly send each Borrowing Notice to the Lenders. Not later than 3:30 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in New York to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address or as otherwise provided in such Borrowing Notice.

     2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section
2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (New York time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

     (i) the requested date, which shall be a Business Day, of such conversion or continuation,

     (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

     (iii) in connection with the conversion or continuation of an Advance as a Eurodollar Advance, (a) the amount of such Advance which is to be converted or continued and (b) the duration of the Interest Period applicable thereto.

     2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to Section 2.2.

     2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default under Section 7.1, 7.6 (relating to the Borrower) or 7.7 (relating to the Borrower) and without any election or action on the part of the Agent or any Lender, (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased to a rate per annum equal to the Applicable Margin used to determine the interest applicable to Eurodollar Loans in effect from time to time plus 2% per annum, provided that the Required Lenders may, at their option revoke such increase notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates or the LC Fee.

     2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 1:00 p.m. (New York time) on the date when due and shall be applied ratably by the Agent among the Lenders in accordance with amounts then owing to such Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to
Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the Issuing Banks, in the case of payments required to be made by the Borrower to the Issuing Banks pursuant to Section 2.20.5.

     2.13. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Credit Extension made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Letter of Credit and the amount of LC Exposure outstanding at any time and (d) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

     (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     (iv) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit B (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender or its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

     2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.15. Interest Payment Dates; Interest and Fee Basis; Regulation D Compensation.

          2.15.1 Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

          2.15.2 Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on such Lender's Eurodollar Loans, additional interest on the such Lender's Eurodollar Loan at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable LIBO Rate divided by (B) one minus the "Eurodollar Reserve Percentage" (as defined below) over (ii) the applicable LIBO Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Agent, in which case such additional interest on such Lender's Eurodollar Loans shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and
     (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on the Eurodollar Loans of the amount then due it under this Section 2.15.2. "Eurodollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve

     System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

     2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.17. Lending Installations. Each Lender may book its Loans and its participation in any LC Exposure and the Issuing Banks may book the Letters of Credit issued by it at any Lending Installation selected by such Lender or Issuing Bank, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, participations in LC Exposure and any Notes issued hereunder shall be deemed held by each Lender or Issuing Bank, as the case may be, for the benefit of any such Lending Installation. Each Lender or Issuing Bank, as the case may be, may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Letters of Credit are to be made.

     2.18. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to 1:00 p.m. (New York time) on the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on or before the fifth Business Day after demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.19. Replacement of Lender. If the Borrower is required pursuant to
Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an "Affected Lender"), the Borrower may elect to terminate or replace the Commitment and Outstanding Credit Exposure of such Affected Lender, provided that no Default shall have occurred and be continuing at the time of such termination or replacement, and provided further that, concurrently with such termination or replacement, (i) if the Affected Lender is being replaced, another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash (to the extent of the principal amount of such Affected Lender's Loans and accrued interest and fees and other reimbursable amounts then due and payable) and otherwise assume the Outstanding Credit Exposure and other Obligations then due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit A and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under
Section 3.4 had the Outstanding Credit Exposure of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the purchasing Lender and (iii) if the Affected Lender is being terminated, the Borrower shall pay to such Affected Lender all Obligations then due and payable to such Affected Lender (including the amounts described in the immediately preceding clauses (i) and (ii)) and (iv) concurrently with the effectiveness of such release or termination, such Affected Lender shall be released with respect to its Commitments and such Commitments shall be terminated, and, in the case of replacement, Outstanding Credit Exposure assigned by such Affected Lender, and shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.

     2.20. Letters of Credit.

          2.20.1 General; Existing Letters of Credit. (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Agent and the applicable Issuing Bank, and to renew, extend, increase, decrease or otherwise modify each Letter of Credit ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the date that is five Business Days prior to the Facility Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit (a "Letter of Credit Application"), the terms and conditions of this Agreement shall control. Without limitation of the immediately preceding sentence, no such Letter of Credit Application may impose any additional conditions on the issuance of a Letter of Credit nor obligations of the Borrower to the Issuing Bank or any Lender, other than as expressly stated in this Agreement.

     (ii) Schedule 2.20 contains a schedule of certain letters of credit issued for the account of the Borrower prior to the Effective Date. Subject to the satisfaction of the conditions contained in Sections 4.1 and 4.2, from and after the Effective Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Section 2.20.

          2.20.2 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the Modification of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing
     Bank) to the applicable Issuing Bank and the Agent (reasonably in advance of the requested date of issuance or Modification) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be Modified, and specifying the date of issuance or Modification (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.20.3), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare or Modify such Letter of Credit. If requested by the applicable Issuing Bank, but subject to Section 2.20.1(i) hereof, the Borrower also shall submit a Letter of Credit Application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued or Modified only if (A) after giving effect to such issuance or Modification (and upon such issuance or Modification the Borrower shall be deemed to represent and warrant that) (i) the LC Exposure shall not exceed $100,000,000, (ii) the LC Exposure with respect to Letters of Credit having an expiration date that is after any applicable and effective Extension Date shall not exceed the aggregate Commitments of all Consenting Lenders and Assuming Lenders with respect to such Extension Date and (iii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment and (B) the Issuing Bank has not received written notice from the Agent, the Required Lenders or the Borrower, at least one Business Day prior to the requested date of issuance or Modification of the applicable Letter of Credit, that one or more applicable conditions contained in
     Section 4.2 shall not be satisfied.

          2.20.3 Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date eighteen months after the date of the issuance or any renewal or extension of such Letter of Credit and (ii) the date that is five Business Days prior to the Facility Termination Date. A Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Bank subject to clause (ii) in the immediately preceding sentence.

          2.20.4 Participations. On the Effective Date with respect to the Letters of Credit identified on Schedule 2.20, and for all other Letters of Credit by the issuance of such Letter of Credit, or a Modification to a Letter of Credit increasing the amount thereof, and without any further action on the part of the Issuing Bank issuing such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, such Lender's Applicable Percentage of each LC

     Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.20.5, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.20.4 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Unmatured Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          2.20.5 Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 2:30 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 1:00 p.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:30 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 1:00 p.m., New York City time, on the day of receipt, or
     (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may request in accordance with Section 2.8 that such payment be financed with a Floating Rate Advance in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Advance. If the Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Floating Rate Advances as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          2.20.6 Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.20.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by it against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank issuing such Letter of Credit; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof or such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          2.20.7 Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Each Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

          2.20.8 Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such

     LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Floating Rate Advances; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.20.5, then Section 2.11 shall apply. Interest accrued pursuant to this Section 2.20.8 shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.20.5 to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

          2.20.9 Replacement of any Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.5.3. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          2.20.10 Cash Collateralization. If any Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.20.10, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders (the "Letter of Credit Collateral Account"), an amount in cash which is free and clear of all rights and claims of third parties equal to the aggregate undrawn amount of all outstanding Letters of Credit as of such date plus any accrued and unpaid LC Fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to the Borrower described in Section 7.6 or 7.7. If at any time while any Default is continuing, the Agent determines that the amount on deposit in the Letter of Credit Collateral Account shall be less than the aggregate undrawn amount of all outstanding Letters of Credit as of such date plus any accrued and unpaid LC Fees thereon, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent an amount equal to such deficiency, which funds shall be deposited in the Letter of Credit Collateral Account. All deposits maintained in the Letter of Credit Collateral Account shall be held by the Agent as collateral for the payment and performance of the Reimbursement Obligations of the Borrower with respect to such undrawn amounts and as otherwise expressly set forth in this Section 2.20.10. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Letter of Credit Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Letter of Credit Collateral Account shall be applied by the Agent to reimburse each Issuing Bank for LC Disbursements with respect to such undrawn amounts for which it has not otherwise been reimbursed and, to the extent not so applied, shall be held for the satisfaction of additional Reimbursement Obligations arising in respect of undrawn amounts of outstanding Letters of Credit or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Defaults have been cured or waived.

     2.21. Expansion Option. The Borrower may from time to time elect to increase the Commitments in a minimum amount of $10,000,000 so long as, after giving effect thereto, the aggregate amount of the Commitments does not exceed $400,000,000. Upon the Borrower's request, such increase may be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an "Increasing Lender"), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an "Augmenting Lender"), selected by the Arrangers, in consultation with the Borrower, and willing to increase their existing Commitments, or extend Commitments, as the case may be, provided that (i) each Augmenting Lender, shall be subject to the approval of the Agent and the Issuing Banks and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. Increases and new Commitments created pursuant to this clause shall become effective on the date agreed by the Borrower, the Agent and the relevant Increasing Lenders or Augmenting Lenders and the Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender), shall become effective under this paragraph unless,
(i) on the proposed date of the effectiveness of such increase, the conditions set forth in Sections 4.2.1 and 4.2.2 shall be satisfied or waived by Lenders holding more than 50% of the Commitments (inclusive of any increased or new Commitments under this Section 2.21) and the Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower and (ii) the Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Agent such amounts in immediately available funds as the Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender's portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.8). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods.

     2.22. Extension of Facility Termination Date.

          2.22.1 Extension Request. The Borrower may request, no more than twice during the term of this Agreement, a one-year extension of the Facility Termination Date by submitting a written request for an extension to the Agent (an "Extension Request") no earlier than 90 days but not later than 60 days prior to any anniversary of the Effective Date (such anniversary being an "Anniversary Date"). Promptly upon receipt of an Extension Request, the Agent shall notify each Lender thereof and shall request each Lender to approve the Extension Request. Each Lender approving the Extension Request shall deliver its written consent no earlier than 30 days but no later than 20 days prior to such Anniversary Date (it being understood and agreed that such consent may be given or withheld in such Lender's sole and absolute discretion). If any Lender shall fail to notify the Agent in writing of its consent to any such request for extension of the Facility Termination Date by the 20th day prior to such Anniversary Date, such Lender shall be deemed to be a Non-Consenting Lender (as defined below) with respect to such request. The election of any Lender to agree to an Extension Request shall not obligate any other Lender to so agree. The Agent shall deliver to the Borrower written notification of the Lenders' decisions no later than 15 days prior to such Anniversary Date.

          2.22.2 Extension. If all of the Lenders consent in writing to any such request in accordance with Section 2.22.1, the Facility Termination Date in effect at such time shall, effective as at such next Anniversary Date (the "Extension Date"), be extended for one calendar year; provided that no such extension shall become effective under this sentence unless, (i) on the applicable Extension Date, the conditions set forth in Sections 4.2.1 and
     4.2.2 shall be satisfied or waived by Lenders holding more than 50% of the Commitments and the Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower and
     (ii) the Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such extension. If Lenders holding more than 50% of the Commitments, but less than all of the Lenders, consent in writing to any such request in accordance with Section 2.22.1, unless the Borrower shall deliver written notice to the Agent terminating such requested extension not less than ten Business Days prior to the proposed Extension Date (it being understood and agreed that any Extension Request issued in connection with any such terminated extension shall constitute an Extension Request for purposes of determining the then remaining available number of Extension Requests under Section 2.22.1), the Facility Termination Date in effect at such time shall, effective as at the applicable Extension Date, be extended as to those Lenders that so consented (each a "Consenting

     Lender") but shall not be extended as to any other Lender (each a "Non-Consenting Lender"). To the extent that the Facility Termination Date is not extended as to any Lender pursuant to this Section 2.22 and the Commitment of such Lender is not assumed in accordance with Section 2.22.3 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Facility Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Facility Termination Date.

          2.22.3 Assuming Lenders. If less than all of the Lenders consent to any such request pursuant to Section 2.22.1, the Borrower may arrange for one or more Persons (who may be Consenting Lenders) acceptable to the Agent and the Issuing Banks (each an "Assuming Lender") (x) to assume, effective as of the Extension Date or such other date as may be agreed among the Borrower, the Non-Consenting Lender, such Assuming Lender and the Agent, any Non-Consenting Lender's Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender and
     (y) to accept, effective as of the Extension Date or such later date as any Assuming Lender executes and delivers an assignment substantially in the form of Exhibit A (an "Assumption Agreement"), the Facility Termination Date applicable to Consenting Lenders; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

     (i)  any such Assuming Lender shall have paid to such Non-Consenting Lender
          (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, owing to such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;

     (ii) all additional accrued and unpaid cost reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

     (iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 12.3.3 for such assignment shall have been paid;

          provided further that such Non-Consenting Lender shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent (acting reasonably) as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.22 shall have delivered to the Agent any Note held by such Non-Consenting Lender. Upon the payment of all amounts referred to in clauses (i),
          (ii) and (iii) of this Section 2.22.3, each such Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder arising after the Extension Date shall, by the provisions hereof, be released and discharged.

          2.22.4 Consent of Majority of Existing Lenders. If Lenders holding more than 50% of the Commitments (after giving effect to any assignments pursuant to Section 2.22.3) consent in a writing delivered to the Agent to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, so long as (i) on the Extension Date, the conditions set forth in Sections 4.2.1 and 4.2.2 shall be satisfied or waived by Lenders holding more than 50% of the Commitments (after giving effect to any assignments pursuant to Section 2.22.3) and the Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower and
     (ii) the Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such extension, the Facility Termination Date then in effect shall be extended for the additional one-year period as described in Section 2.22.2, and all references in this Agreement, and in any Notes to the "Facility Termination Date" shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Facility Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Facility Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

                                  ARTICLE III

                             YIELD PROTECTION; TAXES

     3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive, or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or Issuing Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any Issuing Bank (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System but excluding with respect to any Eurodollar Loans any such requirement with respect to which such Lender is entitled to compensation for the relevant Interest Period under Section 2.15.2), or

     (ii) imposes any other condition the result of which is to increase the cost to any Lender, Issuing Bank or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or Commitment, or of issuing or participating in any Letter of Credit, or reduces any amount receivable by any Lender, Issuing Bank or any applicable Lending Installation in connection with its Eurodollar Loans, Commitment, Letters of Credit or participations therein, by an amount deemed material by such Lender or Issuing Bank, and the result of any of the foregoing is to increase the cost to such Lender, Issuing Bank or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Letters of Credit or to reduce the return received by such Lender, Issuing Bank or applicable Lending Installation in connection with such Eurodollar Loans, Commitment, Letters of Credit or participations therein, then, within 30 days of demand by such Lender or Issuing Bank, the Borrower shall pay such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such increased cost or reduction in amount received.

     3.2. Changes in Capital Adequacy Regulations. If a Lender or Issuing Bank determines the amount of capital required or expected to be maintained by such Lender or Issuing Bank, any Lending Installation of such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank is increased as a result of a Change, then, within 30 days of demand by such Lender or Issuing Bank, the Borrower shall pay such Lender or Issuing Bank, as applicable, the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or Issuing Bank reasonably determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans, or issue or participate in Letters of Credit, hereunder (after taking into account such Lender or Issuing Bank's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of, or change in, or change in the interpretation or administration of, any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender, Issuing Bank or any Lending Installation or any corporation controlling any Lender or Issuing Bank. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3. Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available, (b) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances or
(c) no reasonable basis exists for determining the LIBO Rate, then the Agent shall suspend the availability of Eurodollar Advances of each affected Lender and, on the date of such suspension in the case of an event described in clauses
(i) above or on the last day of the then current Interest Period applicable thereto in the case of an event described in clause (ii) above, require any affected Eurodollar Advances either to be repaid or, at the election of the Borrower, converted to Floating Rate Advances (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders), subject to the payment of any funding indemnification amounts required by Section 3.4. If the applicable Lender in the case of clause (i) above, or the Required Lenders in the case of clause (ii) above, notify the Borrower that the circumstances giving rise to such suspension no longer apply, the principal amount of each such Floating Rate Advances shall be converted into Eurodollar Advances on the first day of the next such Interest Period applicable to the related Eurodollar Loan of the other Lenders.

     3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurodollar Advance, on the date specified by the Borrower for any reason other than default by the Lenders or any Lender, or a Eurodollar Advance is not prepaid on the date specified by the Borrower for any reason, the Borrower will indemnify each Lender for any loss or cost (excluding loss of anticipated profits) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

     3.5. Taxes. (i) All payments by the Borrower to or for the account of any Lender, Issuing Bank or the Agent hereunder or under any Note or Letter of Credit Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, Issuing Bank or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the

Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or any Letter of Credit Application ("Other Taxes").

     (iii) The Borrower hereby agrees to indemnify the Agent, each Issuing Bank and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, such Issuing Bank or such Lender as a result of its Commitment, any Credit Extensions made by it hereunder, any Letter of Credit issued or participated in by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, such Issuing Bank or such Lender makes demand therefor pursuant to Section 3.6.

     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date on which it becomes a party to this Agreement (but in any event before a payment is due to it hereunder), (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor forms, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or
          (ii) deliver to the Agent a United States Internal Revenue Service Form W-8IMY or successor form together with the applicable accompanying duly completed copies of United States Internal Revenue Service applicable Forms W-8 or W-9 or successor forms, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent renewals or additional copies of such form (or any amendment thereto or successor form) (x) on or before the date that such form expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it and (z) from time to time upon reasonable request by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), the Borrower shall not gross up the payments as provided under Section 3.5 with respect to such Non-U.S. Lender, and such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

     (vi) Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender or any Issuing Bank (because the appropriate form was not delivered or properly completed, because such Lender or Issuing Bank failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender or Issuing Bank, as applicable, shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders and Issuing Banks under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

     3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans and issuance or participation in Letters of Credit to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under
Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. The Borrower shall not be required to compensate a Lender pursuant to Section 3.1, 3.2 or 3.5 for any amounts incurred or arising thereunder more than 90 days prior to the date that such Lender notifies the Borrower of the event(s) giving rise to such amounts and of such Lender's intention to claim compensation therefor; provided that, if the adoption or change described in Section 3.1 or Change described in 3.2 or adoption or modification of any applicable law under Section 3.5 giving rise to such request for compensation is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under Sections 3.1, 3.2 or 3.4 in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within 30 days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1. Effectiveness of Agreement. This Agreement shall become effective as of the Effective Date, provided that on or prior to the Effective Date the Borrower has (i) paid to the Agent for the ratable account of each of the lenders then party to the Existing Credit Agreement, the accrued and unpaid facility fees and other fees and expenses under the Existing Credit Agreement through the Effective Date and all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or pursuant to the terms of the fee letter and commitment letter described in Section 10.13, and (ii) furnished to the Agent with sufficient copies for the Lenders:

          4.1.1 Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA Patriot Act.

          4.1.2 Copies, certified by the Secretary, Assistant Secretary or an Associate Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

          4.1.3 An incumbency certificate, executed by the Secretary, Assistant Secretary or an Associate Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

          4.1.4 A certificate, signed by the chief financial officer or treasurer of the Borrower, stating that on the Effective Date no Default or Unmatured Default has occurred and is continuing, which certificate shall also set forth in reasonable detail the calculations required to establish that the Borrower was in compliance with the requirements of Section 6.9 as of the last day of the most recently completed fiscal quarter prior to the Effective Date in respect of which financial statements shall have been filed with the Securities and Exchange Commission, but including (without duplication of outstanding extensions of credit under the Existing Credit Agreement) any Credit Extensions made on the Effective Date.

          4.1.5 Written opinion letters of the Borrower's counsel, addressed to the Lenders in form and substance reasonably acceptable to the Agent.

          4.1.6 Written opinion of Sidley Austin Brown & Wood, LLP, counsel for the Agent, addressed to the Agent and the Lenders, with respect to the enforceability of this Agreement and the Notes issued on the Effective Date, in form and substance reasonably acceptable to the Agent.

          4.1.7 Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

     4.2. Each Credit Extension. The Lenders shall not be required to make (i) the initial Credit Extension hereunder unless all of the conditions in Section
4.1 shall have been satisfied as of the Effective Date, and (ii) any Credit Extension (other than (x) a conversion or continuation of an outstanding Advance pursuant to Section 2.9 or (y) the financing of any payment under a Letter of Credit with a Floating Rate Advance made pursuant to Section 2.20.5) unless on the applicable Credit Extension Date:

          4.2.1 There exists no Default or Unmatured Default.

          4.2.2 The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; provided that this requirement shall not apply to the representations and warranties set forth in Sections 5.4.3, 5.5 and 5.7 with respect to any Credit Extension after the Effective Date, but shall apply to the representations and warranties set forth in Sections 5.4.3,
     5.5 and 5.7 with respect to (i) any increase of the aggregate Commitments under Section 2.21 and (ii) any extension of the Facility Termination Date under Section 2.22.

     Each Borrowing Notice or request for issuance or Modification of a Letter of Credit with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2.1 and 4.2.2 have been satisfied.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

     5.1. Existence and Standing. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Arizona, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, if the failure to have any such license, authorization, consent or approval is reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Borrower and its Consolidated Subsidiaries taken as a whole.

     5.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any Material Subsidiary except as otherwise permitted hereunder.

     5.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms; subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

     5.4. Financial Information.

          5.4.1 The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of income and of cash flow for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Borrower's 2004 Form 10-K, fairly present in all material respects, in conformity with generally accepted accounting principles (except as disclosed therein), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

          5.4.2 The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2005 and the related unaudited consolidated statements of income and of cash flows for the nine months then ended, set forth in the Borrower's Latest Form 10-Q, fairly present in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in Section 5.4.1 (except as disclosed therein), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments).

          5.4.3 Except as disclosed in the Borrower's SEC Reports, since September 30, 2005 there has been no material adverse change in the financial condition or financial prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

     5.5. Litigation. Except as disclosed in the Borrower's SEC Reports, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which is reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

     5.6. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or is reasonably likely to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     5.7. Environmental Matters. Except as disclosed in the Borrower's SEC Reports, the operations and properties of the Borrower and its Material Subsidiaries comply in all material respects with all Environmental Laws, except where (i) the necessity of compliance therewith is being contested in good faith by appropriate proceedings or (ii) the failure to comply therewith is not reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Borrower and its Consolidated Subsidiaries taken as a whole.

     5.8. Taxes. The Borrower and its Material Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by them, except to the extent that (i) such taxes are being contested in good faith and by appropriate proceedings and that appropriate reserves for the payment thereof have been maintained by the Borrower or its Material Subsidiaries in accordance with generally accepted accounting principles or (ii) the failure to make such filings or such payments is not reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Borrower and its Consolidated Subsidiaries taken as a whole. The charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

     5.9. Material Subsidiaries. Each Material Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and, except as disclosed in the Borrower's SEC Reports, has all corporate and other legal powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, if the failure to have any such license, authorization, consent or approval is reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, and as to APS, except that (i) APS from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (ii) from time to time communities served by APS may become incorporated and considerable time may elapse before such a franchise is procured, (iii) certain such franchises may have expired prior to the renegotiation thereof, (iv) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (v) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope.

     5.10. Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.11. Public Utility Holding Company Act, Etc. The Borrower is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and the Public Utility Holding Company Act of 2005 ("PUHCA 2005"). Pursuant to Section 3(a)(1) of PUHCA and Rule 2 promulgated thereunder, the Borrower is exempt from all provisions of PUHCA, other than Section 9(a)(2) thereof, until the effective date of the repeal of PUHCA on February 8, 2006. Thereafter, pursuant to PUHCA 2005, the Borrower will be subject to the limited jurisdiction of the Federal Energy Regulatory Commission ("FERC"), and any State commission with jurisdiction to regulate a public utility company in Borrower's holding company system, with respect to access to the books and records of the Borrower and its subsidiaries and affiliates. The Borrower is also a "public utility" within the meaning of the Federal Power Act, as amended ("FPA"), and subject to FERC regulation under the FPA. The Borrower has obtained blanket authority from FERC under Section 204 of the FPA to issue securities and assume liabilities, and such authorization remains in full force and effect.

                                   ARTICLE VI

                                    COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1. Information. The Borrower will deliver to each of the Lenders:

          6.1.1 As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon of independent certified public accountants of nationally recognized public standing, which opinion shall state that said financial statements fairly present in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year, in conformity with generally accepted accounting principles (except as disclosed therein);

          6.1.2 As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flow for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and of cash flow in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, accompanied by a certificate of an Authorized Officer, which certificate shall state that said financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with generally accepted accounting principles, consistently applied (except as disclosed therein), as at the end of, and for, such period (subject to normal year-end audit adjustments);

          6.1.3 Simultaneously with the delivery of each set of financial statements referred to in Sections 6.1.1 and 6.1.2 above, a certificate of an Authorized Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.6 and 6.9 on the date of such financial statements and (ii) stating whether any Default or Unmatured Default exists on the date of such certificate and, if any Default or Unmatured Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          6.1.4 As soon as possible and in any event within five Business Days after an Authorized Officer obtains knowledge of any Default or Unmatured Default, if such Default or Unmatured Default is then continuing, a certificate of an Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          6.1.5 Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          6.1.6 Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

          6.1.7 If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
     Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;
     (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or is reasonably likely to result in the imposition of a Lien or the posting of a bond or other security under ERISA and the Internal Revenue Code, a certificate of an Authorized Officer setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

          6.1.8 Promptly after an Authorized Officer becomes aware of the occurrence thereof, notice of any change by Moody's or S&P of their respective ratings referenced in the Pricing Schedule or of the cessation (or subsequent commencement) by Moody's or S&P of publication of their respective ratings referenced in the Pricing Schedule; and

          6.1.9 From time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to Sections 6.1.1, 6.1.2, 6.1.5 or
6.1.6 above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to
Section 6.1.3 and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 6.1.1, 6.1.2, 6.1.5 or 6.1.6 to any Lender which requests such delivery.

     6.2. Maintenance of Property; Insurance.

          6.2.1 The Borrower will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, if the failure to do so is reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole, it being understood that this covenant relates only to the working order and condition of such properties and shall not be construed as a covenant not to dispose of properties.

          6.2.2 The Borrower will maintain, and cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates: provided, however, that the Borrower and each Material Subsidiary may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates.

     6.3. Conduct of Business and Maintenance of Existence.

          6.3.1 The Borrower (a) will preserve and maintain, and, except to the extent permitted under Section 6.7, will cause each Material Subsidiary to preserve and maintain, (i) its corporate existence and (ii) all rights and privileges (other than, in the case of APS, "franchises" as described in Arizona Revised Statutes, Section 40-283 or any successor provision) reasonably necessary in the normal conduct of its business, if the failure to maintain such rights or privileges is reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole, and (b) will cause APS to use its commercially reasonable efforts to preserve and maintain such franchises reasonably necessary in the normal conduct of its business, except that, in the case of clause (b) above, (i) APS from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (ii) from time to time communities served by APS may become incorporated and considerable time may elapse before such a franchise is procured, (iii) certain such franchises may have expired prior to the renegotiation thereof, (iv) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (v) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope.

          6.3.2 The Borrower will continue to conduct, directly or through its Subsidiaries, the same general type of business conducted by the Borrower and its Material Subsidiaries on the date hereof.

     6.4. Compliance with Laws. The Borrower will comply, and cause each Material Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) the failure to comply therewith is not reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

     6.5. Pari Passu. The Borrower will not create, assume or suffer to exist any Lien on any of the capital stock of any Material Subsidiary owned by the Borrower or on any Debt of a Material Subsidiary owed to the Borrower unless the Lenders are also granted a Lien thereon on a pari passu basis securing all of the Borrower's obligations under this Agreement and the Notes.

     6.6. Ownership of APS. Except to the extent permitted under Section 6.7, the Borrower will at all times continue to own directly at least 80% of the outstanding capital stock of APS.

     6.7. Consolidations, Mergers and Sales of Assets.

          6.7.1 The Borrower will not, nor will it permit any Material Subsidiary to, merge or consolidate with or into any other Person, except
     (i) any Material Subsidiary may merge or consolidate with the Borrower if the Borrower is the corporation surviving such merger, (ii) any Material Subsidiary may merge or consolidate with any other Subsidiary, provided that the Borrower's aggregate direct and indirect ownership interest in the survivor thereof shall not be less than the greater of the Borrower's direct and indirect ownership interest in such Subsidiaries prior to such merger, and (iii) the Borrower or any Material Subsidiary may merge or consolidate with any other Person if (a) such Person was organized under the laws of the United States of America or one of its States and (b) the Borrower or such Material Subsidiary is the corporation surviving such merger; provided that, in each case, after giving effect thereto, no Default or Unmatured Default will be in existence.

          6.7.2 The Borrower will not sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets, or permit any of its Material Subsidiaries to sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets, except for sales, leases, transfers, assignments, and other dispositions of all or substantially all of the Borrower's or any such Material Subsidiary's assets to the Borrower or any other Subsidiary of the Borrower, provided in each case that no Unmatured Default or Default shall have occurred and be continuing after giving effect thereto and provided further that (i) in no case will the sale, lease, transfer, assignment or other disposition by PWEC of the Silverhawk Power Plant or any interest therein be governed or prohibited by this Section 6.7.2, and (ii) this Section 6.7.2 will not govern or prohibit pledges or the grant of security interests, mortgages or other Liens on any assets.

     6.8. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower to refinance indebtedness from time to time and for other general corporate purposes. All Letters of Credit issued under this Agreement will be used for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U; provided, however, that the Borrower may use the proceeds of the Loans made under this Agreement for the purpose of repurchasing shares of the Borrower's common stock so long as such repurchases do not subject any of the Lenders to the requirements of Regulation U in respect of this Agreement. In accordance with applicable Federal Energy Regulatory Commission orders and precedent, each Credit Extension will be for some lawful object within the corporate purposes of the Borrower, compatible with the public interest, and reasonably necessary or appropriate for such purposes.

     6.9. Indebtedness. Consolidated Debt will not exceed at any time an amount equal to 65% of Consolidated Capitalization.

     6.10. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Material Subsidiary to permit, representatives of any Lender at such Lender's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided, however, that the Borrower and its Material Subsidiaries reserve the right to restrict access to any of its properties in accordance with reasonably adopted policies relating to safety and security.

                                   ARTICLE VII

                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. The Borrower shall fail to pay (i) when due, any principal of any Loan, (ii) any Reimbursement Obligation within one Business Day after the same becomes due or (iii) within three Business Days of the date when due, interest on any Loan, or any fees (including any LC Fee) payable hereunder.

     7.2. The Borrower shall fail to observe or perform any covenant contained in Sections 6.1.4, 6.3.1(a)(i) (solely with respect to the Borrower) and 6.5 to 6.9, inclusive.

     7.3. The Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by Section 7.1 or Section 7.2 above) for 30 days after notice thereof has been given to the Borrower by the Agent at the request of any Lender.

     7.4. Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in any certificate or other document delivered in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made.

     7.5. The Borrower or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Material Debt or Material Derivative Obligation, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt or Material Derivative Obligation; or the Borrower or any Material Subsidiary shall fail to perform or comply with any other term or covenant in any agreement or instrument relating to such Material Debt or Material Derivative Obligation and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the acceleration of, the maturity of such Material Debt or Material Derivative Obligation.

     7.6. The Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing.

     7.7. An involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect.

     7.8. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000.

     7.9. Judgments or orders for the payment of money that exceeds any applicable insurance coverage by more than $25,000,000 in the aggregate shall be rendered against the Borrower or any Material Subsidiary and such judgments or orders shall continue unsatisfied or unstayed for a period of 45 days.

     7.10. Any Change in Control shall occur.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1. Acceleration. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuing Banks to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, any Issuing Bank or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuing Banks to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

     (ii) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the Issuing Banks to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender adversely affected thereby:

          8.2.1 Extend the final maturity of any Loan, or extend the expiry date of any Letter of Credit to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or any Reimbursement Obligation related thereto.

          8.2.2 Reduce the percentage specified in the definition of Required Lenders.

          8.2.3 Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder or the commitment to issue Letters of Credit, or permit the Borrower to assign its rights under this Agreement.

          8.2.4 Amend the definition of "Applicable Percentage", this Section
     8.2 or any other provision of this Agreement regarding the percentage of Lenders required to effect an action under the Loan Documents.

          8.2.5 Amend Section 11.2 of this Agreement in a manner that would alter the pro rata sharing of payments required thereby.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to any Issuing Bank shall be effective without the written consent of such Issuing Bank. The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.

     8.3. Preservation of Rights. No delay or omission of the Lenders, any Issuing Bank or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Issuing Banks and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender or Issuing Bank shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.4. Entire Agreement. The Loan Documents and the Letter of Credit Applications embody the entire agreement and understanding among the Borrower, the Agent, the Issuing Banks and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the Issuing Banks and the Lenders relating to the subject matter thereof other than those contained in the fee letter and, to the extent expressly set forth therein, the commitment letter, described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

     9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner, co-venturer or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns and as otherwise expressly stated herein.

     9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arrangers for any reasonable out-of-pocket costs and expenses (including reasonable attorneys' and paralegals' fees for one firm of attorneys for the Agent and Arrangers, and which attorneys may be employees of the Agent or either Arranger and expenses of and fees for other advisors and professionals engaged by the Agent or the Arrangers in consultation with the Borrower) paid or incurred by the Agent or the Arrangers in connection with the preparation, investigation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents and incurred after the Closing Date. The Borrower also agrees to reimburse the Agent, the Arrangers, the Issuing Banks and the Lenders for any reasonable out-of-pocket costs and expenses (including reasonable attorneys' and paralegals' fees and out-of-pocket expenses of attorneys for the Agent, the Arrangers, the Issuing Banks and the Lenders, which attorneys may be employees of the Agent, the Arrangers, the Issuing Banks or the Lenders) paid or incurred by the Agent, the Arrangers, the Issuing Banks or any Lender in connection with the collection and enforcement of the Loan Documents.

     (ii) The Borrower hereby further agrees to indemnify the Agent, each Arranger, each Issuing Bank, each Lender, their respective affiliates, and their respective directors, officers, employees, syndication consultants and agents (each, an "Indemnified Party") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not such Indemnified Party is a party thereto, and all reasonable outside attorneys' and paralegals' fees and expenses of outside attorneys and paralegals of the Indemnified Party) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are expressly stated in this Agreement to be payable by the Indemnified Party or one of its Affiliates, including, but not limited to, expenses payable under Sections 3.5(vii) and 6.10, or are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its Affiliates, in which case any fees and expenses previously paid or advanced by the Borrower to such Indemnified Party in respect of such indemnified obligation will be returned by such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.6(ii) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto, unless such litigation or proceeding is brought by or against the Borrower and the Borrower prevails in a final, non-appealable judgment, in which case any fees or expenses previously paid or advanced by the Borrower to such Indemnified Party in respect of such indemnified obligation will be returned by such Indemnified Party, and whether or not the transactions contemplated hereby are consummated. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.


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

     9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     9.8. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower delivered to the Agent; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower's compliance with such covenant shall be applied on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

     9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Issuing Banks and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, any Arranger, any Issuing Bank nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, any Arranger, any Issuing Bank nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. No party hereto shall have any liability with respect to, and each party hereto hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.11. Confidentiality. Each Lender, each Issuing Bank and the Agent shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any Confidential Information received pursuant to this Agreement except that disclosure of such Confidential Information may be made (i) to the agents, employees, subsidiaries or affiliates of such Person in connection with its present or prospective business relations with the Borrower arising out of this Agreement, provided that such Person will cause such agents, employees, subsidiaries or affiliates to comply with the provisions of this Section 9.11 with respect to such Confidential Information, (ii) to prospective transferees or purchasers of any interest in the Outstanding Credit Exposure (including any Participant), provided that they have agreed to be bound by the provision of this Section 9.11, (iii) as required by law, regulations, rule, request or order, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person,
(v) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, provided that such counterparties, legal counsel, accountants and other professional advisors shall agree to comply with the provisions of this Section 9.11 with respect to such Confidential Information, (vi) to rating agencies if requested or required by such agencies in connection with a rating relating to the Credit Extensions hereunder, and (vii) to the extent requested by any regulatory or governmental authority. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Issuing Banks and the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. The obligations under this Section 9.11 shall survive for a period of two calendar years after the date of the termination of this Agreement.

     9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

     9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

     9.14. USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Agent and the Lenders will ask for the Borrower's name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask to see the Borrower's legal organizational documents or other identifying documents.

     9.15. Relations Among Lenders.

          9.15.1 No Action Without Consent. Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, each Lender and each Issuing Bank agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Agent.

          9.15.2 No Liability. The Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on, or LC Exposure in respect of, any Credit Extension after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

                                    ARTICLE X

                                    THE AGENT

     10.1. Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders and Issuing Banks as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders and Issuing Banks irrevocably authorizes the Agent to act as the contractual representative of such Lender and Issuing Banks with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender or any Issuing Bank by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders and the Issuing Banks with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' and Issuing Banks' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders or any Issuing Bank and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders and the Issuing Banks, for itself and each of its Affiliates, hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender, each Issuing Bank and each Affiliate of each Lender and each Issuing Bank hereby waives.

     10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (f) the financial condition of the Borrower or of any of the Borrower's Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at the time so furnished, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

     10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such approval), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such approval). The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document reasonably (but without any requirement of any additional diligence by the Agent with respect thereto) believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement (or otherwise become party hereto pursuant to an assignment under Section 12.3) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

     10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to the Lenders' respective Applicable Percentages of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, of the Aggregate Outstanding Credit Exposure) to the extent not reimbursed by or on behalf of the Borrower and without limiting any obligation of the Borrower to do so (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

     10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Outstanding Credit Exposure as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries.

     10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall, with the prior written approval of the Borrower (which approval will not be unreasonably withheld or delayed and which shall be required only so long as no Default shall be continuing), have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate or pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

     10.13. Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower, the Agent, the Syndication Agent and the Arrangers pursuant to that certain fee letter agreement dated November 15, 2005 entered into in connection with that certain commitment letter dated as of November 15, 2005 by and among the Agent, the Syndication Agent, the Arrangers and the Borrower, or as otherwise agreed from time to time.

     10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates; provided that the Agent shall remain solely responsible to the other parties hereto for the performance of such duties. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

     10.15. Co-Agents, Managing Agent, Documentation Agent, Syndication Agent, etc. None of the Lenders identified in this Agreement as a "Co-Agent", "Managing Agent", "Documentation Agent" or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any and all deposits of the Borrower (including all account balances, whether provisional or final and whether or not collected or available) and any other Debt at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due, and each Lender shall endeavor to give notice of any such set-off to the Borrower, provided that the failure of any Lender to give such notice shall not in any way limit any Lender's rights under this Section 11.1.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Applicable Percentage of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                   ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with
Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section
12.3.3. The parties to this Agreement acknowledge that clause (ii) of this
Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation,
(x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Credit Extension or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with
Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Credit Extension or which holds any Note to direct payments relating to such Credit Extension or Note to another Person. Any assignee of the rights to any Outstanding Credit Exposure or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Outstanding Credit Exposure (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Outstanding Credit Exposure.

     12.2. Participations.

          12.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest or obligation of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests or obligations to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any
     Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of
     Section 8.2 or of any other Loan Document.

          12.2.3 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and
     3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.


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

     12.3. Assignments.

          12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit A or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

          12.3.2 Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender. The consent of each Issuing Bank shall be required prior to any assignment becoming effective. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

          12.3.3 Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee by the transferor Lender or the Purchaser to the Agent for processing such assignment (unless such fee is waived by the Agent), (a) such assignment shall become effective on the effective date specified in such assignment and (b) the Agent shall give prompt notice thereof to the Borrower. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders, the Agent or the Issuing Banks. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

          12.3.4 Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, and participations in Letters of Credit by, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

                                  ARTICLE XIII

                                     NOTICES

     13.1. Notices; Effectiveness; Electronic Communication.

          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

     (i) if to the Borrower, at its address or telecopier number set forth on the signature page hereof;

     (ii) if to the Agent or if the applicable Issuing Bank is JPMCB, at its address or telecopier number set forth on the signature page hereof;

     (iii) if to a Lender or to any Issuing Bank other than JPMCB, to it at its address (or telecopier number) set forth in its administrative questionnaire delivered to the Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

          (b) Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent and notified to the Lenders and the Borrower, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines and notified to the other parties, provided that such determination or approval may be limited to particular notices or communications.

     Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

                                   ARTICLE XIV

         COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

     14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic PDF file shall be effective as delivery of a manually executed counterpart of this Agreement.

     14.2. Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

                                   ARTICLE XV

          CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

     15.1. CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO BANKS.

     15.2. CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY TO THE FULLEST EXTENT ALLOWED BY LAW IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT IN THE COURTS OF ANY JURISDICTION.

     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE ISSUING BANKS AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                        PINNACLE WEST CAPITAL CORPORATION


                                        By: /s/ Barbara M. Gomez
                                            ------------------------------------
                                        Title: Vice President and Treasurer
                                               400 N. 5th Street
                                               Phoenix AZ, 85004
                                        Attention: Ms. Barbara Gomez
                                                   Telephone: (602) 250-5677
                                                   FAX: (602) 250-5640
                                        Website: www.pinnaclewest.com
                                        FEIN: 86-0512431

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        JPMORGAN CHASE BANK, N.A.
                                        Individually, as an Issuing Bank and as
                                        Administrative Agent


                                        By: /s/ Peter M. Ling
                                            ------------------------------------
                                        Title: Managing Director
                                               ---------------------------------
                                        JPM Loan & Agency Services
                                        1111 Fannin St 10th FL
                                        Houston TX, 77002
                                        Ph#: 713-750-2510
                                        Fx#: 713-432-6307
                                        email: sylvia.gutierrez@jpmorgan.com

                                        with a copy to:

                                        JPMorgan Corporate Banking
                                        NA Power & Utilities
                                        270 Park Ave 15 FL
                                        New York, NY 10017
                                        Ph# 212-270-5801
                                        Fx# 212-270-4392
                                        email: maj.sayegh@jpmorgan.com

                                        For Letters of Credit:

                                        JPMorganChase LOC Tampa
                                        10420 Highland Manor Dr-BL 2, FL 2
                                        Tampa, FL 33610
                                        Ph#: 813-432-6339
                                        Fx#: 813-432-5161
                                        email: james.alonzo@chase.com

                                        with a copy to:

                                        Global Trade Services
                                        1 Chase Manhattan Plaza 9 FL
                                        New York, NY 10081
                                        Ph# 212-552-4475
                                        Fx# 212-552-7819
                                        email: olivera.mladenovic@chase.com

            SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        UNION BANK OF CALIFORNIA, N.A.
                                        Individually and as Syndication Agent


                                        By: /s/ Efrain Soto
                                            ------------------------------------
                                        Name: Efrain Soto
                                        Title: Vice President

                                        Energy Capital Services
                                        445 S. Figueroa, 15th Floor
                                        Los Angeles, CA 90071
                                        Attention: Efrain Soto
                                        Phone: (213) 236-5779
                                        Fax: (213) 236-4096
                                        E-mail: efrain.soto@uboc.com

            SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        CITIBANK, N.A.,
                                        Individually and as Co-Documentation
                                        Agent


                                        By: /s/ Oscar Cragwell
                                            ------------------------------------
                                        Name: Oscar Cragwell
                                        Title: Vice President

                                        Two Penns Way, Suite 110
                                        New Castle, DE 19720
                                        Attention: Nick Perazza
                                        Phone: (302) 894-6110
                                        Fax: (212) 994-0847
                                        E-mail: nicholas.j.perazz@citigroup.com

            SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        KEYBANK NATIONAL ASSOCIATION,
                                        Individually and as Co-Documentation
                                        Agent


                                        By: /s/ Keven D. Smith
                                            ------------------------------------
                                        Name: Keven D. Smith
                                        Title: Vice President

                                        127 Public Square
                                        Cleveland, OH 44114
                                        OH-01-27-0847
                                        Attention: Yvett M. Dyson-Owen
                                        Phone: (216) 689-4358
                                        Fax: (216) 689-5962
                                        E-mail: yvette_dysou-owens@keybank.com

            SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        MIZUHO CORPORATE BANK, LTD.,
                                        Individually and as Co-Documentation
                                        Agent


                                        By: /s/ Raymond Ventura
                                            ------------------------------------
                                        Name: Raymond Ventura
                                        Title: Deputy General Manager

                                        1251 Avenue of the Americas
                                        32nd Floor
                                        New York, NY 10020
                                        Attention: Mr. Nelson Chang
                                        Phone: (212) 282-3465
                                        Fax: (212) 282-4488
                                        E-mail: nelson.chang@miuhocbus.com

            SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        BANK OF AMERICA, N.A.,
                                        as a Lender


                                        By:  /s/ Gabriela Millhorn
                                            ------------------------------------
                                        Name: Gabriela Millhorn
                                        Title: Senior Vice President

                                        100 N. Tryon St. NC1-007-13-13
                                        Charlotte, NC 28255
                                        Attention: Gabriela Millhorn
                                        Phone: (704) 388-4945
                                        Fax: (704) 386-1319
                                        E-mail: daryl.patterson
                                        @bankofamerica.com

            SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        THE BANK OF NEW YORK,
                                        as a Lender


                                        By:  /s/ John-Paul Marotta
                                            ------------------------------------
                                        Name: John-Paul Marotta
                                        Title: Managing Director

                                        One Wall Street, 19th Floor
                                        New York, NY 10286
                                        Attention: John-Paul Marotta
                                        Phone: (212) 635-8204
                                        Fax: (212) 635-7923
                                        E-mail: jmarotta@bankofny.com

            SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        BARCLAYS BANK PLC,
                                        as a Lender


                                        By: /s/ Alison A. McGuigan
                                            ------------------------------------
                                        Name: Alison A. McGuigan
                                        Title: Associate Director

                                        200 Park Avenue
                                        New York, NY 10166
                                        Attention: Alison McGuigan
                                        Phone: (212) 412-7672
                                        Fax: (212) 412-7600
                                        E-mail: Alison.mcguigan@barcap.com

            SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        CREDIT SUISSE, Cayman Islands Branch
                                        as a Lender


                                        By: /s/ Sarah Wu
                                            ------------------------------------
                                        Name: Sarah Wu
                                        Title: Director


                                        By: /s/ Nupur Kumar
                                            ------------------------------------
                                        Name: Nupur Kumar
                                        Title: Associate

                                        11 Madison Avenue
                                        New York, NY 10010
                                        Attention: Sarah Wu
                                        Phone: (212) 325-5813
                                        Fax: (212) 743-1804
                                        E-mail: sarah.wu@csfb.com

            SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        LEHMAN BROTHERS COMMERCIAL BANK,
                                        as a Lender


                                        By: /s/ George Janes
                                            ------------------------------------
                                        Name: George Janes
                                        Title: Chief Credit Officer

                                        Attention: Janine Shugan
                                        Phone: (212) 526-8625
                                        Fax: (917) 522-0139
                                        E-mail: jshugan@lehman.com

            SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        UBS LOAN FINANCE LLC,
                                        as a Lender


                                        By: /s/ Richard L. Tavrow
                                            ------------------------------------
                                        Name: Richard L. Tavrow
                                        Title: Director


                                        By: /s/ Marie Haddad
                                            ------------------------------------
                                        Name: Marie Haddad
                                        Title: Associate Director

                                        Attention: Marie Haddad
                                        Phone: (203) 719-5609
                                        Fax: (203) 719-3888
                                        E-mail: Marie.Haddad@ubs.com

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        WELLS FARGO BANK, N.A.
                                        as a Lender


                                        By: /s/ Ling Li
                                            --------------------------------
                                        Name: Ling Li
                                        Title: Vice President

                                        707 Wilshire Blvd. 16th Floor
                                        Los Angeles, CA 90017
                                        Attention: Long Li
                                        Phone: 213-614-2253
                                        Fax: 213-614-2569
                                        E-mail: lilingf@wellsfargo.com

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        MELLON BANK, N.A.,
                                        as a Lender


                                        By: /s/ Mark W. Rogers
                                            ------------------------------------
                                        Name: Mark W. Rogers
                                        Title: Vice President

                                        Attention: Mark W. Rogers
                                        Phone: 412-234-1888
                                        Fax: 412-236-1840
                                        E-mail: rogers.mw@mellon.com

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        U.S. BANK NATIONAL ASSOCIATION,
                                        as a Lender


                                        By: /s/ Scott J. Bell
                                            ------------------------------------
                                        Name: Scott J. Bell
                                        Title: Senior Vice President

                                        555 S.W. Oak Street, Suite 400
                                        Portland, Oregon 97204
                                        Attention: Scott J. Bell
                                        Phone: (503)275-4809
                                        Fax: (503)275-5428
                                        E-mail: scott.bell@usbank.com

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        THE NORTHERN TRUST COMPANY,
                                        as a Lender


                                        By: /s/ Preeti Sullivan
                                            ------------------------------------
                                        Name: Preeti Sullivan
                                        Title: Vice President

                                        50 South LaSalle Street, L8
                                        Chicago, IL 60603
                                        Attention: Preeti Sullivan
                                        Phone: 312.444.2376
                                        Fax: 312.444.4906
                                        E-mail: pj22@ntrs.com

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        UFJ BANK LIMITED,
                                        as a Lender


                                        By: /s/ Toshiko Boyd
                                            ------------------------------------
                                        Name: Toshiko Boyd
                                        Title: Vice President

                                        Los Angeles Branch
                                        601 S. Figueroa St.
                                        Los Angeles, CA 90017
                                        Attention: Toshiko Boyd
                                        Phone: (213) 533-7407
                                        Fax: (213) 533-7495
                                        E-mail: toshiko_boyd@ufjbank.co.jp

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        The undersigned Departing Lender hereby
                                        acknowledges and agrees that, from and
                                        after the Effective Date, it is no
                                        longer a party to the Existing Credit
                                        Agreement.

                                        KBC BANK N.V.,
                                        as a Departing Lender


                                        By: /s/ Michael Curran
                                            ------------------------------------
                                        Name: Michael Curran
                                              ----------------------------------
                                        Title: First Vice President
                                               ---------------------------------


                                        By: /s/ Diane M. Grimmig
                                            ------------------------------------
                                        Name: Diane M. Grimmig
                                              ----------------------------------
                                        Title: First Vice President
                                               ---------------------------------

                                        125 West 55th Street, 10th Floor
                                        New York, NY 10019
                                        Attention: Credit department
                                        Phone: (212) 541-0657
                                        Fax: (212) 956-5581
                                        E-mail:-
                                                 -------------------------------

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                                        The undersigned Departing Lender hereby
                                        acknowledges and agrees that, from and
                                        after the Effective Date, it is no
                                        longer a party to the Existing Credit
                                        Agreement.

                                        BANCA DI ROMA,
                                        as a Departing Lender


                                        By: /s/ Thomas C. Woodruff
                                            ------------------------------------
                                        Name: Thomas C. Woodruff
                                        Title: Vice President


                                        By: /s/ Luca Balestra
                                            ------------------------------------
                                        Name: Luca Balestra
                                        Title: SVP & Manager

                                        One Market Steuart Tower
                                        Suite 1000
                                        San Francisco, CA 94105
                                        Attention: T. Woodruff
                                        Phone: (415) 977-7308
                                        Fax: (415) 357-9869
                                        E-mail: bdrsf@sbcglobal.net

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

                               COMMITMENT SCHEDULE

                                   COMMITMENTS

Lender                                 Amount of Commitment   % of Aggregate Commitment
------                                 --------------------   -------------------------
JPMorgan Chase Bank, N.A.                 $    28,928,500               9.643%
Union Bank of California, N.A.            $    28,928,500               9.643%
Citibank, N.A.                            $    28,928,500               9.643%
KeyBank National Association              $    28,928,500               9.643%
Mizuho Corporate Bank, Ltd.               $    21,429,000               7.143%
Bank of America, N.A.                     $    17,143,000               5.714%
The Bank of New York                      $    17,143,000               5.714%
Barclays Bank PLC                         $    17,143,000               5.714%
Credit Suisse, Cayman Islands Branch      $    17,143,000               5.714%
Lehman Brothers Commercial Bank           $    17,143,000               5.714%
UBS Loan Finance LLC                      $    17,143,000               5.714%
Wells Fargo Bank, N.A.                    $    17,143,000               5.714%
Mellon Bank, N.A.                         $    12,857,000               4.286%
U.S. Bank National Association            $    12,857,000               4.286%
The Northern Trust Company                $     8,571,000               2.857%
UFJ Bank Limited                          $     8,571,000               2.857%
TOTAL                                     $300,000,000.00              100.00%

                                PRICING SCHEDULE

                      LEVEL I   LEVEL II   LEVEL III   LEVEL IV   LEVEL V   LEVEL VI
APPLICABLE MARGIN      STATUS    STATUS      STATUS     STATUS     STATUS    STATUS
-----------------     -------   --------   ---------   --------   -------   --------
Eurodollar Rate        0.30%      0.40%      0.50%       0.65%     0.875%     1.00%
Floating Rate           0.0%       0.0%       0.0%        0.0%       0.0%     0.00%

                      LEVEL I   LEVEL II   LEVEL III   LEVEL IV   LEVEL V   LEVEL VI
APPLICABLE FEE RATE    STATUS    STATUS     STATUS      STATUS     STATUS    STATUS
-------------------   -------   --------   ---------   --------   -------   --------
Commitment Fee Rate    0.08%      0.09%      0.11%       0.15%     0.175%     0.20%
Utilization Margin     0.10%      0.10%      0.10%       0.10%      0.10%     0.10%

          For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

          "Level I Status" exists at any date if, on such date, the Borrower's Moody's Rating is A3 or better or the Borrower's S&P Rating is A- or better.

          "Level II Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower's Moody's Rating is Baa1 or better or the Borrower's S&P Rating is BBB+ or better.

          "Level III Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower's Moody's Rating is Baa2 or better or the Borrower's S&P Rating is BBB or better.

          "Level IV Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower's Moody's Rating is Baa3 or better or the Borrower's S&P Rating is BBB- or better.

          "Level V Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Borrower's Moody's Rating is Ba1 or better or the Borrower's S&P Rating is BB+ or better.

          "Level VI Status" exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

          "Moody's Rating" means, at any time, the Rating issued by Moody's and then in effect.

          "Rating" means the credit ratings assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement by the applicable rating agencies. If there is no Rating assigned to debt securities, the corporate credit rating of the Borrower will be used. Any Rating assigned to any other debt security of the Borrower shall be disregarded. The Rating in effect at any date is that in effect at the close of business on such date.

          "S&P Rating" means, at any time, the Rating issued by S&P and then in effect.

          "Status" means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

          The Applicable Margin and the Applicable Commitment Fee Rate and the Applicable Utilization Margin shall be determined in accordance with the foregoing table based on the Borrower's Status as determined from its then-current Ratings. If at any time the Borrower has no Moody's Rating or no S&P Rating, Level VI Status shall exist.

          In the case of split Ratings from S&P or Moody's, the Rating to be used to determine which Status applies is the higher of the two (e.g., BBB+/Baa2 results in Level II Status); provided that if the split is more than one full rating category, the rating category immediately below the higher of the two rating categories will be used (e.g., BBB+/Baa3 results in Level III Status, as does BBB+/Ba1).

                                  SCHEDULE 2.20

                           EXISTING LETTERS OF CREDIT

Letter of Credit No.       Amount                 Beneficiary
--------------------   -------------   ---------------------------------
No. P-240053 *         $  570,000.00   New Mexico Self-Insurer's
                                       Guarantee Fund C/O Director,
                                       New Mexico Worker's
                                       Compensation

No. P-226706 *         $3,840,438.00   Sierra Pacific Power Company/
                                       Nevada Power Company

No. P-243249 *         $1,311,298.00   Western Regional Required System
                                       Trust Account on behalf of Nevada
                                       Power Company

No. P-230876 *         $2,036,250.00   Nevada Power Company/
                                       Sierra Pacific Power Company

No. P-236181 *         $3,247,788.00   Industrial Commission of Arizona

*    Issuing Bank - JPMorgan Chase Bank, N.A.

                                    EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment and Assumption Agreement (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including without limitation any guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.   Assignor:  _________________________

2.   Assignee:  _________________________ [and is an Affiliate/Approved
                Fund of [identify Lender]](1)

3.   Borrower:  Pinnacle West Capital Corporation

4.   Agent:     JPMorgan Chase Bank, N.A., as agent under the Credit

----------
(1)  Select as applicable.

                          Agreement

5.   Assignee: _________________________

6.   Credit Agreement:  The Amended and Restated Credit Agreement dated as of
                        December 9, 2005 among Pinnacle West Capital
                        Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Agent, and the other agents party thereto.

7.   Assigned Interest:

                              Aggregate Amount of                             Percentage Assigned of
                            Commitment/ Outstanding   Amount of Commitment/   Commitment / Aggregate
                            Credit Exposure for all     Outstanding Credit      Outstanding Credit
Facility Assigned                   Lenders*            Exposure Assigned*          Exposure(2)
-----------------           -----------------------   ---------------------   ----------------------
Revolving Credit Facility   $                         $                       _______%

8.   Trade Date: ___________________________(3)

Effective Date: ____________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

     The terms set forth in this Assignment and Assumption are hereby agreed to:

                                        ASSIGNOR
                                        [NAME OF ASSIGNOR]


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                        ASSIGNEE
                                        [NAME OF ASSIGNEE]


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

----------
* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3) Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

[Consented to and](4) Accepted:

JPMORGAN CHASE BANK, N.A., as Agent


By:
    ------------------------------------
Title:
       ---------------------------------

[Consented to:](5)


PINNACLE WEST CAPITAL CORPORATION


By:
    ------------------------------------
Title:
       ---------------------------------

----------
(4) To be added only if the consent of the Agent is required by the Credit Agreement.

(5) To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

                                     ANNEX 1
                            TERMS AND CONDITIONS FOR
                            ASSIGNMENT AND ASSUMPTION

     1. Representations and Warranties.

          1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Credit Extensions or the Loan Documents.

          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA,
(v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

     2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

                          ADMINISTRATIVE QUESTIONNAIRE

              US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

                                    EXHIBIT B

                                      NOTE

                                                                          [Date]

     PINNACLE WEST CAPITAL CORPORATION, an Arizona corporation (the "Borrower"), promises to pay to the order of ____________________________________ (the
"Lender") the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the address of JPMorgan Chase Bank, N.A. in New York, New York, as Agent, specified pursuant to Section 2.12 of the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date, and the Borrower and shall make such mandatory payments as are required to be made under the terms of Article II of the Agreement.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of December 9, 2005 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

                                        PINNACLE WEST CAPITAL CORPORATION


                                        By:
                                            ------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                               ---------------------------------

                   SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                       TO

                     NOTE OF ______________________________,
                          DATED ______________________,

       Principal     Maturity    Principal
         Amount    of Interest     Amount     Unpaid
Date    of Loan       Period        Paid     Balance
----   ---------   -----------   ---------   -------

                                    EXHIBIT C

                      FORM OF INCREASING LENDER SUPPLEMENT

          INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this "Supplement"), by and among each of the signatories hereto, to the Amended and Restated Credit Agreement, dated as of December 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Pinnacle West Capital Corporation (the "Borrower"), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the "Administrative Agent") and the other agents party thereto.

                                   WITNESSETH

          WHEREAS, pursuant to Section 2.21 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Commitments under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment;

          WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the aggregate Commitments pursuant to such Section 2.21; and

          WHEREAS, pursuant to Section 2.21 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;

          NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

          1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________].

          2. The Borrower hereby represents and warrants that no Default or Unmatured Default has occurred and is continuing on and as of the date hereof.

          3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

          4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

          5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

          IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer as of the date first above written.

                                        [INSERT NAME OF INCREASING LENDER]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Accepted and agreed to as of the date first written above:

PINNACLE WEST CAPITAL CORPORATION


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

                                    EXHIBIT D

                      FORM OF AUGMENTING LENDER SUPPLEMENT

          AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this "Supplement"), to the Amended and Restated Credit Agreement, dated as of December 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Pinnacle West Capital Corporation (the "Borrower"), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the "Administrative Agent") and the other agents party thereto.

                                   WITNESSETH

          WHEREAS, the Credit Agreement provides in Section 2.21 thereof that any bank, financial institution or other entity selected by the Administrative Agent in consultation with the Borrower may extend Commitments under the Credit Agreement, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

          WHEREAS, the undersigned Augmenting Lender was not an original party to the Agreement but now desires to become a party thereto;

          NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

          1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment of $[__________].

          2. The undersigned Augmenting Lender (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and by the Credit Agreement and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) if it is a Non-U.S. Lender, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned.

          3. The undersigned's address for notices for the purposes of the Credit Agreement is as follows:

               [___________]

          4. The Borrower hereby represents and warrants that no Default or Unmatured Default has occurred and is continuing on and as of the date hereof.

          5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

          6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

          7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

          IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer as of the date first above written.

                                        [INSERT NAME OF AUGMENTING LENDER]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Accepted and agreed to as of the date first written above:


PINNACLE WEST CAPITAL CORPORATION


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

Acknowledged as of the date first written above:


JPMORGAN CHASE BANK, N.A., as Administrative Agent


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------